                                                                    Exhibit 99.1

Release: Immediate

Contact: Shannon Fryhoff (editorial/media)
         (408) 986-7229
         Susan Overstreet (financial community)
         (408) 748-5227


           APPLIED MATERIALS TO ENTER METROLOGY AND INSPECTION MARKET THROUGH THE ACQUISITION OF OPAL, INC. AND ORBOT INSTRUMENTS, LTD.

         SANTA CLARA, Calif., November 24, 1996 -- Applied Materials, Inc. announced today that it is entering the metrology and inspection equipment market through the acquisition of Opal, Inc. (NASDAQ symbol "OPAL"), a leading supplier of CD-SEM systems for approximately $175 million, and Orbot Instruments, Ltd., a supplier of wafer and reticle inspection systems with leading-edge technologies, for approximately $110 million in cash.

         "Our entry into the market for metrology and inspection equipment is consistent with our long-standing strategy of serving our global customers with a broader array of enabling technology required to economically manufacture new generations of advanced semiconductor devices," said James C. Morgan, chairman and chief executive officer of Applied Materials. "As independent companies, Opal and Orbot Instruments each have been gaining rapid customer acceptance. Together with Applied Materials, we expect to leverage their technology across a significantly larger customer base."

         According to industry research, the market served by products from Opal and Orbot is expected to grow at a compound annual growth rate of more than 22 percent, from $1.25 billion in 1996 to $3.43 billion in 2001.

         Opal is a leading supplier of CD-SEM systems for use in semiconductor manufacturing. CD-SEM systems use scanning electron microscopes (SEMs) to measure certain critical dimensions (CDs) of integrated circuits at various stages of the manufacturing process. Opal's revenues for the 12-month period ended September 30, 1996 were $62 million. Opal's revenues for the fiscal year ended December 31, 1995 were $45 million. Opal conducts its principal sales and marketing activities at its facility in Santa Clara, California, and its research, development and manufacturing activities in Nes Ziona, Israel. Additionally, Opal recently acquired ICT of Heimstetten, Germany, which manufactures scanning electron microscope columns. Opal was incorporated in Delaware in 1986 and employs approximately 325 people.

         Pursuant to its agreement with Opal, Applied Materials is expected to commence a cash tender offer on or before Wednesday, November 27 for any and all outstanding shares of Opal's common stock at $18.50 per share net to the seller in cash. Applied Materials intends to acquire any Opal shares not purchased in the tender offer in a second-step merger. Proceeds to the shareholders of Opal will approximate $175 million, while the net cash cost of the transaction to Applied Materials is expected to be approximately $145 million, after considering transaction costs and Opal's available cash.


                                    - more -

APPLIED MATERIALS, INC.
November 24, 1996
Page 2



         Applied Materials' acquisition of Opal has been approved by the boards of directors of both companies. Applied Materials has also entered into agreements with certain shareholders of Opal, Clal Electronics Industries, Ltd. and Orbotech, Ltd., and two executive officers of Opal, representing in total 49 percent of Opal's shares outstanding, whereby they have agreed to tender shares into Applied Materials' offer and have granted Applied Materials an option to purchase their shares. The Opal offer and merger are subject to the purchase of a majority of the outstanding shares of Opal's common stock as well as other customary conditions.

         "Together with the Opal Board of Directors, I believe that this merger represents a strategic opportunity with significant benefits for our customers, our shareholders and our employees," said Mendy Erad, chairman of Opal. "Leveraging Israel's strong technology talent base, OpalOs world-class technology and Applied Materials' global infrastructure will allow us to provide advanced metrology systems and services to meet our customers' emerging requirements. We believe that this merger will enable even faster growth than Opal has achieved during the past few years."

         Orbot develops, manufactures, markets and services automated optical inspection systems for use in the production of semiconductors. Orbot produces systems for inspecting patterned silicon wafers for yield enhancement during the semiconductor manufacturing process, as well as systems for inspecting the reticles, or masks, which are used during the patterning process. Orbot's revenues for the 12-month period ended September 30, 1996 were $36 million. Orbot's revenues for the fiscal year ended December 31, 1995 were $19 million. Orbot was founded in 1988 and has its headquarters in Yavne, Israel. Orbot employs approximately 200 people.

         Applied Materials will purchase Orbot for approximately $110 million in cash. Applied Materials' acquisition of Orbot has been approved by the boards of directors of both companies. The Orbot acquisition is subject to certain customary conditions.

         "By joining Applied Materials, we will be able to capitalize on our strengths in reticle inspection, and add tremendous leverage to our emerging wafer inspection capability, to better serve our customers in these rapidly growing markets," said Zvi Lapidot, chairman of Orbot.

         Applied Materials began operating in Israel in 1990 with the opening of Applied Materials Israel (AMIL). AMIL develops and manufactures control systems for a number of Applied Materials' products distributed worldwide. Applied Materials has since added a second subsidiary to provide after-sales support services for the local customer base.

         Both transactions are expected to be completed during Applied Materials' first fiscal quarter ending January 26, 1997. Applied Materials expects that these two acquisitions will result in a first quarter fiscal 1997 pre-tax charge for acquired in-process research and development in the range of $50-$60 million, or $0.27 to $0.32 per share after tax.

         Applied Materials, Inc. is a Fortune 500 global growth company and the world's largest supplier of wafer fabrication systems and services to the global semiconductor industry. Applied Materials is traded on the Nasdaq National Market under the symbol "AMAT." Applied Materials' web site is http://www.AppliedMaterials.com.


                                      ###